Announcement

Earnings Release for the Quarter Ended March 31, 2008

NDS GROUP PLC REPORTS THIRD QUARTER RESULTS

HIGHLIGHTS

•	Revenue for third quarter up 20% to $213.3 million; nine-month revenue up 25% to $633.1 million
•	Operating income for third quarter up 21% to $43.3 million; nine-month operating income up 28% to $151.1 million
•	Diluted net income per share for third quarter up 24% to $0.62 per share; nine-month diluted net income per share up 28% to $2.09
•	86.9 million active digital TV smart cards
•	83.1 million cumulative middleware clients deployed
•	12.1 million cumulative DVR clients deployed

NEW YORK and LONDON - May 1, 2008: NDS Group plc (“NDS” or the “Company”) (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation that supplies open end-to-end digital technology and services to digital pay-television platform operators and content providers, announced today its operating results for the quarter ended March 31, 2008.

Commenting on NDS’s performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS said, “This has been another good quarter for NDS. We are particularly pleased with our continuing progress on entering the German pay-TV market, and our additional wins in India. Our CA contract extension with Viasat and expanding the relationship to include our MediaHighway® middleware are also gratifying and clear evidence of our focus on customer support. We continue to invest in our business to support our customers and offer them the technologies and business solutions to allow them to remain competitive in the evolving media distribution landscape.”

KEY FINANCIAL MEASURES

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2007	2008	2007

Revenue (in thousands)	$213,301	$178,391	$633,125	$507,615
Operating income (in thousands)	$43,304	$35,782	$151,100	$117,772
Operating margin	20%	20%	24%	23%
Net income (in thousands)	$36,293	$29,224	$122,956	$94,603
Diluted net income per share	$0.62	$0.50	$2.09	$1.63

Announcement

KEY NON-FINANCIAL MEASURES

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2007	2008	2007

Smart card deliveries (in millions)
Quantity delivered in period	10.6	6.4	26.9	19.6

Authorized cards (in millions)
Additions	4.2	3.0	11.5	7.9
Number of authorized cards, end of period	86.9	72.9	86.9	72.9

Middleware clients deployed (in millions)
Acquisitions	—	—	—	2.0	(1)
Additions	6.7	5.1	21.3	13.7
Cumulative deployments, end of period	83.1	57.3(1)	83.1	57.3

DVR clients deployed (in millions)
Net additions	1.7	1.1	4.8	2.9
Cumulative deployments, end of period	12.1	6.4	12.1	6.4

Employees
Full-time equivalents, end of period			3,886	3,460

(1) Includes 2.0 million OpenRGTM residential gateway middleware devices developed and deployed by Jungo that were recognized at the time of the acquisition of Jungo on December 31, 2006.

KEY DEVELOPMENTS

•
Premiere has selected NDS’s VideoGuard® conditional access system to secure its satellite pay-TV platforms in Germany and Austria - another major success for NDS in Germany. Migration from Premiere's incumbent provider will begin in calendar Q2 using customer-friendly simulcrypt technology. All new Premiere receivers will be equipped with VideoGuard. News Corporation beneficially owns a minority interest in Premiere.

•
New pan-Indian cable network operator, DEN Digital Entertainment Network, has chosen NDS’s VideoGuard conditional access system, MediaHighway middleware and customized electronic program guide to secure and enhance its new digital cable service.

•
The Tele Columbus Group, Germany’s third-largest cable operator, has chosen VideoGuard to protect its independent networks. Tele Columbus will use a simulcrypt solution to support the launch of the new platform. Tele Columbus Group serves some 3.7 million cable-connected households, as well as a large number of satellite-facilitated independent networks, making it one of Germany’s biggest multimedia service providers.

•
CANAL+ GROUP has deployed the latest generation of NDS’ MediaHighway middleware to allow subscribers to easily transform their HD set-top boxes into HD DVRs. CANAL+ and CANALSAT subscribers in France can now add an external hard drive via the USB port on their HD set-top box to have a fully functional HD DVR. CANAL+ has also deployed NDS’ MediaHighway to support its latest dual-tuner HD set-top box.

•	Hathway, India’s leading provider of digital cable services, has chosen NDS XTV™ to launch the first cable DVR in India.

•
Scandinavia's Viasat Broadcasting has extended its contract with NDS to provide NDS’s VideoGuard conditional access system to secure its digital premium pay-TV satellite platform. Additionally, a second new agreement covers the supply of NDS’s MediaHighway middleware, customized electronic program guide and XTV DVR technology in support of Viasat’s recently announced HD satellite pay TV service.

Announcement

FINANCIAL REVIEW

Total revenue for the three-month period ended March 31, 2008 was $213.3 million, an increase of 20% over the corresponding period of the previous fiscal year. For the nine-month period ended March 31, 2008, revenue was $633.1 million, an increase of 25% over the corresponding period of the previous fiscal year.

Revenue from conditional access increased by 21% and 25% during the three- and nine-month periods ended March 31, 2008, respectively, as compared to the three- and nine-month periods ended March 31, 2007. The increases were principally due to recognition of a portion of security services revenue previously deferred as certain remaining revenue recognition criteria were satisfied during the three- and nine-month periods ended March 31, 2008. Additionally, conditional access revenue rose due to the growth of the subscriber base of our customers, as well as an increase in customers and a higher volume of smart cards delivered to customers. Integration, development and support revenue increased by 93% in the three-month period ended March 31, 2008 and decreased by 1% in the nine-month period ended March 31, 2008 as compared to the three- and nine-month periods ended March 31, 2007, respectively. The recognition of revenue from new customers and from the delivery of enhancements to several of our major customers is dependent on the timing of satisfaction of all revenue recognition criteria; therefore, this component of revenue may fluctuate from period to period. The increase in integration, development and support in the three-month period ended March 31, 2008 was due to the acceptance of a series of enhancements delivered to existing customers. License fee and royalty revenue increased by 13% and 18% in the three- and nine-month periods ended March 31, 2008, respectively, as compared to the three- and nine-month periods ended March 31, 2007, principally resulting from higher conditional access revenue and EPG royalties due to a higher number of set-top boxes deployed. Middleware royalties are driven by the number of middleware clients deployed, the number of which is disclosed in the table above. The increase in revenue from new technologies of 7% and 41% in the three- and nine-month periods ended March 31, 2008, respectively, compared to the three- and nine-month periods ended March 31, 2007, was principally due to higher revenue from our advanced middleware, IPTV, gaming applications and residential gateway devices. Revenue from our DVR technologies and advanced middleware is driven by the number of DVR clients deployed (disclosed in the table above) and the level of integration and development revenue recognized.

Cost of goods and services sold increased by 23% and 22% during the three- and nine-month periods ended March 31, 2008, respectively, as compared to the three- and nine-month periods ended March 31, 2007, principally due to an increase in the number of our employees working on development, integration and support activities, as well as increased royalties paid to third parties for the use of their technologies and higher deliveries of smart cards during the periods. The increases were partially offset by lower smart card unit costs.

Our main operating expenses are employee costs (including the cost of equity-based awards), facilities costs, depreciation, travel costs and legal expenses. Our main operating expenses have increased primarily due to a higher number of employees, facilities expenses and legal costs. Employee costs were approximately 28% higher in U.S. dollar terms during both the three- and nine-month periods ended March 31, 2008 as compared to the corresponding periods of the prior fiscal year.

Research and development costs increased by 2% and 18% for the three- and nine-month periods ended March 31, 2008, respectively, as compared to the three- and nine-month periods ended March 31, 2007, principally as a result of a higher number of employees working on an increased number of projects. Sales and marketing expenses increased by 17% and 29% in the three- and nine-month periods ended March 31, 2008, respectively, as compared to the three- and nine-month periods ended March 31, 2007, principally as a result of higher employee headcount and travel costs, increased attendance at trade shows and a higher level of corporate communications activities. During the three- and nine-month periods ended March 31, 2008, general and administrative expenses increased by 66% and 48%, respectively, as compared to the corresponding periods of the previous fiscal year, principally due to increased legal expenses, as well as equity compensation costs and facilities and infrastructure costs.

As a result of the factors outlined above, and, in particular, the increase in conditional access and new technologies revenue, operating income was $43.3 million, or 20% of revenue, for the three-month period ended March 31, 2008, compared to $35.8 million, or 20% of revenue, for the three-month period ended March 31, 2007. Operating income was $151.1 million, or 24% of revenue, for the nine-month period ended March 31, 2008, compared to $117.8 million, or 23% of revenue, for the nine-month period ended March 31, 2007.

Announcement

We estimate that the weaker U.S. dollar increased our revenue by approximately $21 million and increased our operating income by approximately $15 million in the nine-month period ended March 31, 2008 compared to what would have been achieved had foreign exchange rates been consistent with those prevailing in the corresponding period of the prior fiscal year. Similarly, for the three-month period ended March 31, 2008, we estimate that the weaker U.S. dollar increased our revenue by approximately $5 million and our operating income by approximately $4 million.

As of March 31, 2008, we had cash and cash equivalents totaling $696.2 million. Our accumulated cash is being held with the intention of using it for the future development of the business and there are currently no plans to pay any dividends to shareholders. During the nine-month period ended March 31, 2008, cash from operating activities was $99.1 million and we paid a net $10.5 million in respect of business acquisitions. We had a net inflow of cash of $86.0 million in the nine-month period ended March 31, 2008, compared to $195.5 million in the nine-month period ended March 31, 2007. During the nine-month period ended March 31, 2007, short-term investments of $184.4 million matured and we did not reinvest such funds.

FOREIGN EXCHANGE RATES

Average foreign exchange rates used in the year-to-date results are as follows:

	For the Nine Months Ended March 31,
	2008	2007

U.K. Pounds Sterling/U.S. Dollar	$2.014	$1.914
Euro/U.S. Dollar	$1.438	$1.291
Israeli Shekel/U.S. Dollar	$0.255	$0.239
Indian Rupee/U.S. Dollar	$0.025	$0.022

Announcement

ABOUT NDS

NDS Group plc (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACT

NDS Group plc Yael Fainaro (Investor Relations) Tel: +44 20 8476 8287	Breakaway Communications U.S. Kelly Fitzgerald Tel: +1 212 616 6006

CONFERENCE CALL

Dr. Abe Peled, Chairman and Chief Executive Officer, and Mr. Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9.00 a.m. New York time (2.00 p.m. London time) on Thursday, May 1, 2008.

Dial-in

U.S. toll free:	1 866 832 0717
U.K. freephone:	0800 953 0844
International dial-in:	+44 (0)1452 562 716

Replay (available until May 6, 2008)

U.S. toll free replay:	1 866 247 4222
U.K. freephone replay:	0800 953 1533
International replay:	+44 (0)1452 550 000
Replay passcode:	42914168#

The live webcast and conference call will be available at: http://investor.shareholder.com/nds/webcasts.cfm starting at 9.00 a.m. New York time (2.00 p.m. London time) on Thursday, May 1, 2008. Please register for the event now by clicking on the ‘Third Quarter Results 2008’ link on that page. For those of you who are not able to attend this live broadcast online, the presentation will be recorded and available for viewing on the same page three hours following the original broadcast.

An audio replay will also be available on www.nds.com from 7.00 a.m. New York time (noon London time) on May 2, 2008.

Announcement

NDS Group plc

Unaudited Consolidated Statements of Operations

	For the three months ended March 31,		For the nine months ended March 31,
(in thousands, except per-share amounts)	2008	2007	2008	2007

Revenue:
Conditional access	$123,510	$101,655	$364,504	$292,686
Integration, development & support	14,134	7,338	37,887	38,433
License fees & royalties	30,675	27,122	88,680	74,922
New technologies	43,781	40,953	137,621	97,374
Other	1,201	1,323	4,433	4,200

Total revenue	213,301	178,391	633,125	507,615

Cost of goods and services sold	(86,817)	(70,573)	(236,759)	(193,926)

Gross margin	126,484	107,818	396,366	313,689

Operating expenses:
Research & development	(46,695)	(45,638)	(145,746)	(123,613)
Sales & marketing	(12,714)	(10,912)	(36,376)	(28,203)
General & administration	(20,440)	(12,284)	(53,198)	(35,972)
Amortization of other intangibles	(3,331)	(3,202)	(9,946)	(8,129)

Total operating expenses	(83,180)	(72,036)	(245,266)	(195,917)

Operating income	43,304	35,782	151,100	117,772

Interest income	6,502	6,166	21,458	18,678

Income before income tax expense	49,806	41,948	172,558	136,450

Income tax expense	(13,513)	(12,724)	(49,602)	(41,847)

Net income	$36,293	$29,224	$122,956	$94,603

Net income per share:
Basic net income per share	$0.62	$0.51	$2.12	$1.66
Diluted net income per share	$0.62	$0.50	$2.09	$1.63

Announcement

NDS Group plc

Consolidated Balance Sheets

(in thousands, except share amounts)	As of March 31, 2008 (Unaudited)	As of June 30, 2007 (Audited)

ASSETS
Current assets:
Cash and cash equivalents	$696,247	$592,750
Accounts receivable, net	146,601	134,624
Accrued income	49,111	40,605
Inventories, net	70,730	54,133
Prepaid expenses	23,466	19,415
Other current assets	4,325	3,926

Total current assets	990,480	845,453

Property, plant & equipment, net	49,471	54,801
Goodwill	134,344	124,614
Other intangibles, net	58,947	63,080
Other non-current assets	81,844	56,905

Total assets	$1,315,086	$1,144,853

LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities:
Accounts payable	$30,486	$22,110
Deferred income	84,400	75,777
Accrued payroll costs	37,677	31,186
Accrued expenses	34,693	37,473
Income tax liabilities	29,173	17,693
Other current liabilities	21,534	18,287

Total current liabilities	237,963	202,526

Deferred income	123,773	157,517
Other non-current liabilities	63,550	46,537

Total liabilities	425,286	406,580

Commitments and contingencies
Shareholders’ equity:
Series A ordinary shares, par value $0.01 per share: 16,170,513 and 15,718,904 shares outstanding as of March 31, 2008 and June 30, 2007, respectively	161	157
Series B ordinary shares, par value $0.01 per share: 42,001,000 shares outstanding as of March 31, 2008 and June 30, 2007, respectively	420	420
Deferred shares, par value £1 per share: 42,000,002 shares outstanding as of March 31, 2008 and June 30, 2007	64,103	64,103
Additional paid-in capital	585,221	563,388
Retained earnings	179,062	56,106
Other comprehensive income	60,833	54,099

Total shareholders’ equity	889,800	738,273

Total liabilities and shareholders’ equity	$1,315,086	$1,144,853

Announcement

NDS Group plc

Unaudited Consolidated Statements of Cash Flows

	For the nine months ended March 31,
(in thousands)	2008	2007

Operating activities:
Net income	$122,956	$94,603

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,936	13,992
Amortization of other intangibles	9,946	8,129
Equity-based compensation	13,695	6,256
Other	557	546
Change in operating assets and liabilities, net of acquisitions:
Inventories	(16,597)	(12,692)
Receivables and other assets	(48,111)	(58,970)
Deferred income	(25,121)	44,789
Accounts payable and other liabilities	24,806	105

Net cash provided by operating activities	99,067	96,758

Investing activities:
Capital expenditure	(10,657)	(16,191)
Short-term investments, net	—	184,401
Business acquisitions, net of cash acquired	(10,466)	(82,672)

Net cash (used in) provided by investing activities	(21,123)	85,538

Financing activities:
Issuance of shares	8,086	13,160

Net increase in cash and cash equivalents	86,030	195,456

Cash and cash equivalents, beginning of period	592,750	320,636
Currency exchange movements	17,467	5,420

Cash and cash equivalents, end of period	$696,247	$521,512